EXHIBIT 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of PolyOne Corporation for the registration of $80,000,000 of 8.875% Senior Notes of PolyOne Corporation due 2012 and to the incorporation by reference therein of our report dated February 20, 2008, with respect to the financial statements of the SunBelt Chlor Alkali Partnership included in the Annual Report (Form 10-K) of PolyOne Corporation for the year ended December 31, 2007, filed with the Securities and Exchange Commission.
/s/ ERNST & YOUNG LLP
Cleveland, Ohio
May 16, 2008